Exhibit 99.2

News for Immediate Release

Contact:

David Hartung

Investor Relations

First Marblehead

800 Boylston Street, 34th FL

Boston, MA 02199

617.638.2065

FIRST MARBLEHEAD COMPLETES ACQUISITION OF TUITION MANAGEMENT SYSTEMS (TMS) FROM KEYBANK, N.A.

BOSTON, MA, January 3, 2011— The First Marblehead Corporation (NYSE: FMD) completed the acquisition of Tuition Management Systems (TMS) from KeyBank, N.A. on December 31, 2010.  TMS is one of the nation’s largest providers of outsourced tuition planning, billing, counseling, and payment technology services for colleges, universities, and elementary and secondary schools.

Tuition Management Systems operates in 47 states and serves over 1,200 school clients. In 2009, TMS processed approximately $3.7 billion in tuition and related payments from over 400,000 families. The business was founded by brothers Steven and Jon Dodd in 1985 and is headquartered in Warwick, Rhode Island.

“TMS brings to First Marblehead a stable, fee-based revenue stream derived from an outstanding business that complements our on-going effort to provide families and schools with market leading tools and products that improve access and affordability to education,” said Daniel Meyers, First Marblehead Chairman and CEO.

Steven Dodd, President of TMS, said, “We are extremely excited to further enhance our products and expand our leadership position in the outsourced tuition payment plan payment business under the First Marblehead umbrella.”

First Marblehead was advised by Sandler O’Neill + Partners, L.P. and KeyBank, N.A. was advised by UBS Securities LLC.

About The First Marblehead Corporation - First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram(SM) platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. For more information, go to www.firstmarblehead.com.

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© The First Marblehead Corporation